UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2008

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

McMoRan Exploration Co. (McMoRan) agreed in a privately negotiated transaction to induce conversion of approximately 990,000 shares of its 6.75% Mandatory Convertible Preferred Stock (6.75% Preferred Stock) with a liquidation preference of approximately $99 million into approximately 6.7 million shares of McMoRan common stock (based on the minimum conversion rate of 6.7204 shares of common stock for each share of 6.75% Preferred Stock). McMoRan will pay an aggregate $7.4 million in cash to the holders of these shares to induce the conversion of this 6.75% Preferred Stock. McMoRan will record a $7.4 million charge to preferred dividends in the third quarter of 2008 in connection with these transactions.  Preferred dividend payment savings related to this transaction approximate $15 million through the November 2010 mandatory conversion date of the securities.

This induced conversion represents approximately 38% of the 2.6 million shares of McMoRan’s 6.75% Preferred Stock issued in November 2007.  After giving effect to these conversions, 1.6 million shares of McMoRan’s 6.75% Preferred Stock, with a liquidation preference of $158.9 million, remain outstanding and its common shares outstanding approximate 70.5 million.  The foregoing induced conversions were exempt from registration by virtue of the exemption provided under Section 3(a)(9) of the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer
and Secretary
(authorized signatory and Principal
Financial Officer)

Date: September 22, 2008